Exhibit 99.1

Contact: Nicole Daniel Sandra Rodriguez Sherry Knapp	804.788.6096 225.388.7654 804.788.6107

Albemarle Reports First-Quarter 2007 Results

•	First quarter net income of $58.1 million, or 60 cents per-share, up 69 percent over the same period last year.

•	Fine Chemicals segment income margin increases to 16 percent from 6 percent compared to the same period last year.

RICHMOND, Va., - April 23 — Albemarle Corporation (NYSE: ALB) reported first-quarter 2007 net income of $58.1 million, or 60 cents per-share, up from $34.4 million, or 36 cents per-share, for first-quarter 2006, due to strong performance in each of the Company’s three business segments. The Company reported net sales in the first-quarter 2007 totaling $589 million compared to first-quarter 2006 net sales of $607 million.

Commenting on results, Mark C. Rohr, President and CEO of Albemarle Corporation stated, “I am extremely pleased with the performance of our company this quarter. In spite of lower volumes and over $9 million of net increased raw material and energy costs compared to the previous year, our businesses delivered strong results with increased profitability in every segment. I am especially proud of our Fine Chemicals team where we achieved a step change in margin improvement. Our strengths in technology, innovation and customer service enabled us to deliver these strong results and we will continue to focus in these three areas as we strive to deliver value throughout 2007 to our customers and shareholders.”

Quarterly Segment Results

Polymer Additives recorded net sales for first-quarter 2007 of $214.3 million, a 3 percent decrease versus first-quarter 2006. Net sales declined in our flame retardant portfolio due primarily to reduced volumes in our tetrabrom product line. Our flame retardant portfolio benefited from higher year over year pricing. Polymer Additives segment income for first-quarter 2007 grew 14 percent to $35.7 million due to improved pricing, offset in part by lower tetrabrom volumes and increased raw materials and other costs.

Catalysts recorded net sales for first-quarter 2007 of $235.8 million, a slight increase versus first-quarter 2006, due primarily to better pricing in all of our catalysts operations, partially offset by lower volumes in HPC refinery catalysts. Catalysts segment income for first-quarter 2007 increased 56 percent to $39.4 million due to higher pricing and increased FCC refinery catalysts and polyolefin catalysts volumes, partially offset by increased raw material costs. Catalysts segment income includes a $2.1 million pre-tax benefit from the elimination of an employee benefit plan.

Fine Chemicals net sales for first-quarter 2007 were $139.1 million, a 7 percent decrease versus first-quarter 2006. This decline is due primarily to the disposition of our Thann, France facility. Segment income for first-quarter

2007 increased 132 percent to $22.5 million. Improved pricing and increased volumes in our bromine portfolio and increased pricing in our fine chemistry services portfolio coupled with the acquisition of the South Haven cGMP facility, contributed to this increase.

During the quarter, interest and financing expenses were $8.9 million versus first-quarter 2006 expenses of $10.6 million. We repurchased approximately 450,000 shares of Albemarle stock for $18.6 million at an average price of $41.64 per share.

Our first-quarter 2007 effective income tax rate was 23 percent.

Earnings Call

The Company’s performance for the first-quarter ended March 31, 2007 will be discussed on a conference call at 8:00 AM Eastern Daylight Time on April 24, 2007, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2006 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per-Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2007	2006
Net sales	$589,238	$607,354
Cost of goods sold	429,449	484,901

Gross profit	159,789	122,453
Selling, general and administrative expenses	62,486	57,853
Research and development expenses	15,711	11,445

Operating profit	81,592	53,155
Interest and financing expenses	(8,910)	(10,619)
Other income, net	952	926

Income before income taxes, minority interests and equity in net income of unconsolidated investments	73,634	43,462
Income tax (expense)	(16,936)	(11,337)

Income before minority interests and equity in net income of unconsolidated investments	56,698	32,125
Minority interests in income of consolidated subsidiaries (net of tax)	(4,951)	(3,225)
Equity in net income of unconsolidated investments (net of tax)	6,361	5,476

Net income	$58,108	$34,376

Basic earnings per-share	$0.61	$0.37
Diluted earnings per-share	$0.60	$0.36
Weighted-average common shares outstanding - Basic	95,288	94,153
Weighted-average common shares outstanding - Diluted	97,504	96,569

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$125,016	$149,499
Other current assets	856,087	811,355

Total current assets	981,103	960,854

Property, plant and equipment	2,181,675	2,169,433
Less accumulated depreciation and amortization	1,194,785	1,188,858

Net property, plant and equipment	986,890	980,575
Other assets and intangibles	602,865	588,939

Total assets	$2,570,858	$2,530,368

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$404,296	$482,949
Long-term debt	734,533	681,859
Other noncurrent liabilities	238,137	236,594
Deferred income taxes	104,749	100,868
Shareholders’ equity	1,089,143	1,028,098

Total liabilities & shareholders’ equity	$2,570,858	$2,530,368

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2007	2006
Cash and cash equivalents at beginning of year	$149,499	$58,570
Cash and cash equivalents at end of period	$125,016	$67,100

Sources of cash and cash equivalents:
Net income	58,108	34,376
Depreciation and amortization	27,349	30,626
Proceeds from borrowings	17,824	43,674
Proceeds from exercise of stock options	10,952	10,955

Uses of cash and cash equivalents:
Capital expenditures	(26,241)	(21,018)
Purchases of common stock	(18,647)	(8,980)
Investments in other corporate investments	(84)	(64)
Repayments of long-term debt	(12,441)	(46,939)
Dividends paid to shareholders	(8,628)	(7,472)
Dividends paid to minority interests	(4,374)	(1,200)

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	First Quarter Ended March 31,
	2007	2006
Segment net sales:
Polymer Additives	$214,319	$221,871
Catalysts	235,827	235,356
Fine Chemicals	139,092	150,127

Total segment net sales	$589,238	$607,354

Segment operating profit (loss):
Polymer Additives	$36,460	$32,115
Catalysts	34,581	20,884
Fine Chemicals	25,247	10,901
Corporate & Other	(14,696)	(10,745)

Total segment operating profit	81,592	53,155

Minority interests in income of consolidated subsidiaries:
Polymer Additives	(2,252)	(2,015)
Catalysts	—	—
Fine Chemicals	(2,735)	(1,210)
Corporate & Other	36	—

Total minority interests in income of consolidated subsidiaries	(4,951)	(3,225)

Equity in net income of unconsolidated investments:
Polymer Additives	1,515	1,120
Catalysts	4,824	4,445
Fine Chemicals	—	—
Corporate & Other	22	(89)

Total equity in net income of unconsolidated investments	6,361	5,476

Segment income (loss):
Polymer Additives	35,723	31,220
Catalysts	39,405	25,329
Fine Chemicals	22,512	9,691
Corporate & Other	(14,638)	(10,834)

Total segment income	83,002	55,406
Interest and financing expenses	(8,910)	(10,619)
Other income, net	952	926
Income tax (expense)	(16,936)	(11,337)

Net income	$58,108	$34,376